                                              Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-64845

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
                            SUPPLEMENT TO PROSPECTUS
                             DATED OCTOBER 19, 1998

     This supplement ("Supplement") to the Peoples Heritage Financial Group, Inc. (the "Company") prospectus dated October 19, 1998 (the "Prospectus") supplements and amends the information set forth under the heading "Selling Shareholders" in the Prospectus. This Supplement adds the following entity and information about the number of shares of Common Stock owned and offered by such entity to the table of Selling Shareholders listed in the Prospectus. Capitalized terms used but not defined in this Supplement are used as defined in the Prospectus.

                             Maximum Number     Number of
                            of Shares to be   Shares owned     Number of Shares
                              Sold in the     Prior to the      Owned After the
         Name                  Offering         Offering           Offering
-------------------------   ---------------   ------------     ----------------
Fidelity Investments            4,908              4,908                  0
 Charitable Gift Fund (1)

---------------

     (1) Such entity acquired these shares of Common Stock by gift from a former stockholder of Catalano subsequent to the Company's acquisition of Catalano.

     The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Common Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS SUPPLEMENT IS JANUARY 6, 1999.